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                                                                    EXHIBIT 10.1

                   EXECUTIVE EMPLOYMENT AGREEMENT MODIFICATION

         The purpose of this letter is to modify and amend the Executive Employment Agreement (the "Agreement") by and between Manhattan Associates, Inc, a Georgia corporation ("Company"), and Richard Haddrill ("Executive") that was entered into the 11th day of October 1999. This modification to that agreement (the "Modification") shall be effective as of the date of execution. In the event of a conflict between this Modification and the Agreement, the terms of this Modification shall control. Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

         Executive has agreed to continue in the position of President and Chief Executive Officer through December 31, 2004. In light of this agreement, Company has agreed to modify the Agreement. This Modification is effective as of July 19, 2001.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

         1.       Employment and Duties.

                  A. Company shall continue to employ Executive as President and Chief Executive Officer. Executive hereby accepts employment on the terms set forth herein and in the Agreement as modified hereby. Executive shall continue to report to the Board of Directors.

                  B. Executive shall continue with the duties that have been established and as are normally associated with the duties of President and Chief Executive Officer. Specifically, Executive shall have overall primary responsibility for the functions of the Company.

         2.       Compensation.

                  A. Base Salary. During his employment hereunder, Company shall continue to pay Executive a base salary ("Base Salary") of $25,000 per month ($300,000.00 annualized), subject to all standard employment deductions, Company and Executive agree that this amount shall be fixed for the duration of this Modification and the Agreement. Executive may request and receive an annual increase of up to six (6) percent per year, compounded annually.

                  B. Performance-Related Bonus. The Performance-related bonus described in the Agreement shall continue until December 31, 2002. Commencing on January 1, 2003, Executive shall be eligible to receive a performance-related bonus, calculated quarterly, and paid annually on or about the same timing as other executive bonuses are paid, in no event more than ninety (90) days after the end of the Company's fiscal year. The bonus shall have two components and be determined as follows: 1) Executive shall receive 0.25% of the lower of a) the pre-tax operating income, as that term is used in the Agreement (hereinafter "Operating Income") during the quarter or b) the average of the pre-tax Operating Income during the quarter and the preceding three financial quarters; and 2) 2% of the amount by which the pre-tax Operating Income of the quarter exceeds that amount computed in 1) above. Provided, however, the bonus for financial year 2004, shall be paid at the sole discretion of the Board based on, but not limited to Executive's performance in working with the Board to provide for an acceptable succession plan, including hiring of a suitable new Chief Executive Officer, investments made in Company's new products and infrastructure, the status of the Company in its industry and the Company's success in marketing and alliances.

                  C. Stock Options. In consideration of Executive's continued duties and responsibilities, Executive shall receive an option pursuant to the Manhattan Associates, Inc. Option Plan (the "Option Plan") and the terms of the Agreement to purchase 500,000 shares of the Company's common

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stock with an exercise price of $26.05 (which amount is the closing price of the
Company's shares for the day preceding the effective date of this Modification) and such shares shall vest in eight equal installments on the last day of the eight financial quarters of 2003 and 2004 (March 31, 2003, June 30, 2003, September 30, 2003 and December 31, 2003, March 31, 2004, June 30, 2004,
September 30, 2004 and December 31, 2004). Notwithstanding anything to the contrary in the Agreement, these options shall have a term of 5 years, provided however, should Executive's employment terminate voluntarily prior to December 31, 2004, all unvested options granted pursuant to this Modification shall expire and be unexercisable and all vested options granted pursuant to this Modification shall expire 90 days following the termination date of Executive's employment.

         3.       Severance.

                  The severance provision of the Agreement shall control with respect to a Termination, other than with respect to a Change in Control though December 31, 2002. Notwithstanding any provision to the contrary and in lieu of any other provisions in the Agreement, in the event of a termination of employment after December 31, 2002 or any Change of Control during the term of this Modification and Agreement, other than a termination based on cause or voluntary termination ("Termination"), Executive shall receive a severance payment equal to One (1) times his annual salary. No severance shall be due upon expiration of this Modification and the Agreement on December 31, 2004. The severance provisions of the Agreement relating to the Options granted under that Agreement shall remain in full force and effect. In the event a voluntary Termination, no severance shall be due.

         4.       Additional Modifications.

                  A. Change of Control. The definition of Change of Control in the Agreement is amended by deleting the parenthetical in line 11 of paragraph 1.C. through the word "consolidation" in line 18.

                  B. Constructive Termination. The definition of Constructive Termination (Paragraph 1.G. (A)(i)) in the Agreement is amended by deleting the words "President and".

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                       COMPANY:

                                       Manhattan Associates, Inc.



                                       By: /s/ Deepak Raghavan
                                          --------------------------------------
                                          Name: Deepak Raghavan
                                               ---------------------------------
                                          Title:  Director
                                                --------------------------------

                                          Date: 7/19/2001
                                               ---------------------------------



                                       EXECUTIVE:



                                       /s/ Richard M. Haddrill
                                       -----------------------------------------
                                       Richard Haddrill

                                       Date: 7/19/01
                                            ------------------------------------